Exhibit 99.5

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

June 28, 2018

The Board of Directors

The Walt Disney Company

500 South Buena Vista Street

Burbank, CA 91521

Re:	Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated June 18, 2018 (the “Opinion”) to the Board of Directors of The Walt Disney Company (“Disney”) as Annex H to the joint proxy statement/prospectus in connection with the proposed acquisition by Disney of Twenty-First Century Fox, Inc., which joint proxy statement/prospectus forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of TWDC Holdco 613 Corp. (the “Registration Statement”) that is being filed today with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Disney.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ James A. Ferency
James A. Ferency
Senior Managing Director